EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of Destination Maternity Corporation, and that this agreement be included as an exhibit to such joint filing.

This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: December 14, 2015

ORCHESTRA-PREMAMAN S.A.

By:	/s/Pierre Mestre
Name: Pierre Mestre
Title: Chairman

YELED INVEST S.A.

By:	/s/Fons Mangen
Name: Fons Mangen
Title: Director

By:	/s/Carine Reuter-Bonert
Name: Carine Reuter-Bonert
Title: Director